Exhibit (d)(1)

PLAN OF MERGER
OF
TSINGDA EEDU CORPORATION
AND
TEC MERGER SUB

THIS AGREEMENT AND PLAN OF MERGER is made on January 24, 2013

BETWEEN

(1)

Tsingda eEDU Corporation, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Stuarts Corporate Services Limited (the “Surviving Company”); and

(2)

TEC Merger Sub, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)

The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of this Agreement and Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (as amended) (the “Companies Law”).

(B)

The shareholders of the Merging Company have approved and adopted this Agreement and Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)

The shareholders of the Surviving Company are not required to approve and adopt this Agreement and Plan of Merger by reason of the Surviving Company being a Subsidiary (as defined below) of the Merging Company pursuant to section 233(7) of the Companies Law.

(D)	Each of the Surviving Company and the Merging Company wishes to enter into this Agreement and Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and Plan of Merger (including the recitals hereto) unless the context otherwise requires these words and expressions shall have the following meaning:

“Articles” means the memorandum and articles of association of the Surviving Company adopted with effect from the Effective Date in the form set out in Exhibit A hereto.

“Board of Directors” means the Board of Directors of the relevant company or a duly authorised committee thereof.

“Business Day” means a day (excluding a Saturday or Sunday) on which commercial banks are generally open for business in the Cayman Islands.

“Effective Date” has the meaning given in clause 2.2 below.

“Subsidiary” means a “subsidiary company” as such term is defined under Part XVI of the Companies Law.

1.2	In construing this Agreement and Plan of Merger, unless otherwise specified:

	(a)	a references to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be amended, modified or re-enacted;

	(b)	references to clauses and schedules are to clauses of, and schedules to, this Agreement and Plan of Merger;

	(c)	headings and titles are for convenience only and do not affect the interpretation of this Agreement and Plan of Merger;

(d)

references to “$”, “Dollars”, “US$” means the lawful currency of the United States of America and reference to any amount in such currency shall be deemed to include reference to an equivalent amount in any other currency;

	(e)	references to times of day are to Cayman Islands time unless otherwise stated;

(f)

references to any other deed, agreement or document in this Agreement and Plan of Merger is a reference to such deed, agreement or document as amended, supplemented, varied, replaced or novated (other than in breach of the provisions of this Agreement and Plan of Merger);

(g)

“variation” includes any variation, amendment, accession, novation, restatement, modification, assignment, transfer, supplement, extension, deletion or replacement however effected and “vary” and “varied” shall be construed accordingly;

(h)

a reference to any Cayman Islands legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the Cayman Islands be treated as a reference to any analogous term in that jurisdiction;

	(i)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa;

(j)

references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality); and in each case, its successors and assigns and persons deriving title under or through it, in whole or in part, and any person which replaces any party to any document in its respective role thereunder, whether by assuming the rights and obligations of the party being replaced or whether by executing a document in or substantially in the form of the document it replaces;

	(k)	references to assets include property, rights and assets of every description; and

(l)

the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

2.	MERGER AGREEMENT

2.1	Merger

At the Effective Date and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the Companies Law:

(a) the Merging Company shall be merged with and into the Surviving Company;

(b)

the rights, property of every description including loans, securities and other investments, choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Companies shall immediately vest in the Surviving Company;

(c)

the Surviving Company shall be liable for and subject, in the same manner as each of the Companies immediately prior to the Effective Date, to all credit agreements, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of each of the Companies;

(d)

the separate corporate existence of the Merging Company shall cease and the Registrar of Companies (the “Registrar”) shall strike the Merging Company from the register of companies in accordance with the provisions of section 236(3) of the Companies Law; and

(e) the Surviving Company shall continue as the surviving company within the meaning of the Companies Law.

2.2	Closing

Unless this Agreement shall have been terminated in accordance with its terms, the closing of the transactions contemplated hereby shall take place at the close of business on a date (the “Effective Date”) that is five business days following the date on which the United States Securities and Exchange Commission (the “Commission”) clears the Schedule 13E-3 that the Companies and certain other parties file with the Commission in connection with the Merger or at such other time as the parties hereto agree. The closing shall take place at the offices of Walkers, Suite 1501-1507, Alexandra House, 18 Chater Road, Central Hong Kong, or at such other location as the parties hereto agree. Subject to the provisions of this Agreement, the parties hereto shall file with the Registrar of Companies of the Cayman Islands the Plan of Merger and any other applicable documents, and shall make all other filings or recordings required under the Companies Law to effect the Merger; provided, however, that the Merger shall by its terms become effective on the Effective Date.

2.3	Merger Consideration

At the Effective Date, each share of nominal or par value US$0.0001 in the capital of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into and exchanged for one validly issued, fully paid and non-assessable ordinary shares of nominal or par value US$0.000384 in the capital of the Surviving Company (“Ordinary Share”).

In connection with such conversion and exchange the values of the net assets of each of the Merging and the Surviving Companies involved in the exchange shall be determined using the Surviving Company’s procedures for valuing its assets and liabilities.

In addition, each Ordinary Share of the Surviving Company not held by the Merging Company immediately on the Effective Date will be cancelled and automatically converted into the right to receive US$2.30 in cash per Ordinary Share.

2.4	Regulatory Filings

Each of the Companies agrees and undertakes with the other that it will, and/or will procure that a member of its Board of Directors will, give, execute and file with the Registrar such certificates, documents, declarations, undertakings and confirmations, and pay such fees, as may be required to filed pursuant to section 233 of the Companies Law in order to consummate the Merger.

3.	PLAN OF MERGER

3.1	Company Details

	(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

	(b)	The surviving company (as defined in the Companies Law) is the Surviving Company.

	(c)	The registered office of the Surviving Company is c/o Stuarts Corporate Services Limited and the registered office of the Merger Company is Intertrust Corporate Services (Cayman) Limited.

(d)

Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$38,500 divided into 781,250 preferred shares each of nominal or par value US$0.000128 par value and 100,000,000 Ordinary Shares.

	(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 500,000,000 shares each of nominal or par value US$0.0001 per share.

3.2	Effective Date

In accordance with section 234 of the Companies Law, the Merger shall not become effective until the Effective Date.

3.3	Terms and Conditions; Share Rights

	(a)	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in clause 2.3 above.

	(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Articles.

	(c)	From the Effective Date, the Articles shall be the memorandum and articles of association annexed hereto.

	(d)	The Cayman Islands and US tax status and elections of the Surviving Company shall continue.

3.4	Directors’ Interests in the Merger

	(a)	The names and addresses of each director of the surviving company (as defined in the Companies Law) are:

(i) Hui ZHANG of c/o Beijing Tsingda Century Investment Consultant of Education Co. Ltd., No. 0620 Yongleyingshiwenhuanan Rd., Yondelian Town. Tongzhou District, Beijing, China;

(ii) Juntao LIU of c/o Beijing Tsingda Century Investment Consultant of Education Co. Ltd., No. 0620 Yongleyingshiwenhuanan Rd., Yondelian Town. Tongzhou District, Beijing, China; and

(iii) Bi Cheng of c/o Tsingda eEDU Corporation Administrative Office, No. 0620 Yongleyingshiwenhuanan Rd., Yondelian Town, Tongzhou District, Beijing, China.

	(b)	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

3.5	Secured Creditors

	(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

	(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.6	Approvals

	(a)	This Plan of Merger has been approved by the Boards of Directors of both the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Law.

(b)

As the Surviving Company is a Subsidiary of the Merging Company, this Plan of Merger did not need the approval of the shareholders of the Surviving Company pursuant to section 233(7) of the Companies Law.

4.	WARRANTIES AND UNDERTAKINGS

4.1	Each Company warrants, represents and undertakes to the other that:

	(a)	it has the requisite power and authority to enter into and perform this Agreement and Plan of Merger;

	(b)	the obligations of such Company under this Agreement and Plan of Merger constitute binding obligations of that Company in accordance with their respective terms;

(c)

the execution and delivery of, and the performance by such Company of its obligations under, this Agreement and Plan of Merger will not result in a breach of any provision of any relevant or applicable law or regulation or of any order, judgment or decree of any court or governmental agency to which that Company is a party or by which that Company is bound.

5.	FURTHER ASSURANCE

5.1

At any time after the date of this Agreement and Plan of Merger the parties shall, and shall use their best endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving to it the full benefit of all the provisions of this Agreement and Plan of Merger.

6.	WHOLE AGREEMENT, VARIATION, ASSIGNMENT

6.1

This Agreement and Plan of Merger contains the whole agreement between the parties relating to the subject matter of this Agreement and Plan of Merger at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

6.2

Save in respect of any amendment in accordance with the provisions of the next-following clause, no variation of this Agreement and Plan of Merger shall be effective unless in writing and signed by or on behalf of each of the parties.

6.3	At any time prior to the Effective Date, this Agreement and Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a) change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Agreement and Plan of Merger with the Registrar; and

(b)

effect any other changes to this Agreement and Plan of Merger as this Agreement and Plan of Merger may expressly authorise the directors of both the Surviving Company and the Merging Company to effect in their discretion.

6.4	This Agreement and Plan of Merger is personal to the parties and the rights and obligations of the parties may not be assigned or otherwise transferred.

7.	TERMINATION

7.1	At any time prior to the Effective Date, this Agreement and Plan of Merger may be terminated by the Board of Directors of each of the Surviving Company and the Merging Company, acting jointly.

8.	COUNTERPARTS

8.1

This Agreement and Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement and Plan of Merger by executing any such counterpart.

9.	NOTICE

9.1

Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement and Plan of Merger shall be in writing, in the English language, and may be sent by a recognised courier service, prepaid airmail (in the case of international service), fax, email or may be delivered personally to the address of the relevant party as set out below. Without prejudice to the foregoing, any notice shall be deemed to have been received:

(a) if sent by a recognised courier service, 48 hours after the time when the letter containing the same is delivered to the courier service;

(b) if sent by fax, on the same day or if not a working day, the next working day;

(c) if sent by email, on the same day or if not a working day, the next working day;

(d) if sent by prepaid airmail, five days after the date of posting; and

(e) if delivered personally, on the same day or if not a working day, the next working day.

9.2	Tsingda eEDU Corporation

Address:	c/o Stuarts Corporate Services Limited
P.O. Box 2510, Grand Cayman
KY1-1104, Cayman Islands
Telephone:	(+86) 10-62699290
Fax:	(+86) 10-63331382
Attention:	Mr. Zhang Hui

9.3	TEC Merger Sub

		Address:	Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue, George Town
Grand Cayman KY1-9005
Cayman Islands
		Telephone:	(+86) 10-62699290
		Fax:	(+86) 10-63331382
		Attention:	Mr. Zhang Hui

10.	GOVERNING LAW

10.1	This Agreement and Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

10.2

Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Agreement and Plan of Merger and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands and agrees that the process by which any such action or proceeding is begun may be served on it by being delivered in accordance with the notice provisions of this Agreement and Plan of Merger.

11.	CONFIDENTIALITY

11.1

Each of the Companies undertakes that it shall not at any time during the term of this Agreement and Plan of Merger, and for a period of three years after termination of this Agreement and Plan of Merger, disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other party or of any member of the group of companies to which the other party belongs, except as permitted by the sub-clause below.

11.2	Each of the Companies may disclose the other party’s confidential information:

(a)

to its employees, officers, representatives or advisers. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party’s confidential information comply with this clause; and

	(b)	as may be required by law, court order or any governmental or regulatory authority.

11.3	Neither of the Companies shall use any other party’s confidential information for any purpose other than to perform its obligations under this Agreement and Plan of Merger.

          IN WITNESS whereof this Agreement has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of TEC MERGER SUB:	)
)

	)	Duly Authorised Signatory
)
	)	Name:	/s/ Zhang Hui

)
	)	Title:	Director

SIGNED for and on behalf of TSINGDA EEDU CORPORATION:	)

)

	)	Duly Authorised Signatory
)
	)	Name:	/s/ Zhang Hui

)
	)	Title:	Chairman and Chief Executive Officer